Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of this 1st day of September, 2015, by and between HIGHCOM SECURITY, INC., a California corporation authorized to do business in the state of Florida, at 2451McMullen Booth Road, Suite 212, Clearwater, FL  33759 (referred to here as “Employer”), and Michael J. Gordon (referred to here as “Employee”).

RECITALS:

A.  The Employer desires to retain the services of and employ the Employee pursuant to the terms and conditions of this Agreement.

B.  Employee desires to render services to the Employer pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants and agreements contained here, the Employer and Employee covenant and agree as follows:

1.  Duties.  Employee is being employed as the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) and as such will render to Employer those skills necessary to efficiently accomplish his employment.  The Employee agrees to devote such amount of time to the discharge of his responsibilities and duties under this Agreement as may be reasonably necessary.  In discharging such duties, Employee agrees that Employee will at all times faithfully and to the best of his ability, experience and talents, perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms of this Agreement, to the satisfaction of the Employer.  The Employee shall have the responsibilities, duties and title(s) as may be set forth by the Employer.

2.  Term.  The term of this Agreement shall be for a period of One (1) year, commencing on the date set forth in the initial paragraph hereof and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed as set forth here) One (1) year following the date of this Agreement.  After the expiration of the initial term of this Agreement, the term of employment shall be automatically extended for periods equal to the initial term of this Agreement.  This Agreement will survive each renewal period, unless either party gives the other written notice, at least ninety (90) days prior to the end of the then existing term, that the employment is to terminate.  Any and all prior written or oral agreements which are or purport to be Employment Agreements between or among the parties are superseded by the instant Agreement and are therefore deemed null and void as of the date of execution of this Agreement.

3.  Compensation.  During the period of employment, the Employer agrees to compensate the Employee for services rendered under this Agreement, in accordance with the Salary Schedule attached to and incorporated in this Agreement as Exhibit “A”.  Additionally,  Employee is eligible for the awarding of a discretionary annual bonus at the sole determination of the Board of Directors. No representations or promises are made as to the amount of said bonus or the awarding of a bonus.

4.  Vacation or Paid Time Off (“PTO”).  The Employee shall take vacation time or PTO in such amounts during each year as is designated by the Employer on Exhibit “A”.  The Employee shall be entitled to full compensation during the vacation period.  Employee shall give Employer notice as a condition of Employee taking vacation time or PTO.

5.  Policies and Procedures.  The Employer shall have the authority to establish from time to time policies and procedures to be followed by the Employee in fulfilling and discharging Employee’s duties under this Agreement.  The Employee agrees to comply with such policies and procedures as the Employer may promulgate from time to time.

6.  Limitations on Authority.  Without the express written consent of the Employer, the Employee shall have no express, apparent or implied authority to:

(a)	sign documents on behalf of Employer, under any circumstances;

(b)	make verbal or written representations on behalf of Employer, unless otherwise set forth in this Agreement; or

(c)	enter into any other contracts or agreements of any nature on behalf of Employer.

7.  Termination.  The Employer may terminate this Agreement as follows:

(a) Subject to the terms and conditions of this Agreement including the Term as set forth in paragraph 2, in the Employer’s sole and absolute discretion and WITHOUT CAUSE, Employee can be immediately discharged.  Such discharge WITHOUT CAUSE must occur consistent with the notice provisions of paragraph 2 herein and cannot occur during either the initial term or any automatic renewal term other than with the giving of ninety (90) days notice as provided in paragraph 2.   If for any reason Employer terminates Employee WITHOUT CAUSE during a term of this Agreement as provided in paragraph 2, Employee is entitled to full compensation during the instant, pending Term.

(b) At any time and immediately upon written notice to the Employee if the discharge is FOR CAUSE.  In the notice of termination furnished to the Employee under this subparagraph (b), the reason or reasons for the termination shall be given.  By way of illustration and not limitation, any one or more of the following conditions shall be deemed to be grounds for discharge of the Employee for cause under this subparagraph (b):

(i) In the event the Employee shall expressly fail or refuse to comply with the policies, standards and regulations of the Employer from time to time established;

(ii) In the event the Employee shall expressly fail or refuse to report for work (unless otherwise excused) for a period in excess of one (1) day;

(iii) In the event that the Employee behaves in an unprofessional, immoral, or fraudulent manner, or should the Employee’s conduct discredit the Employer or be detrimental to the reputation, character and standing of the Employer.

(iv) In the event that the Employee breaches any of the mutually agreed upon covenants in this Agreement.

(c) Death of Employee: Upon the death of the Employee, this Agreement shall automatically terminate, if it has not previously expired or otherwise been terminated by any party to this Agreement.

(d) This Agreement shall terminate automatically upon the filing by either party of a petition in Bankruptcy, insolvency or like proceedings, readjustment or rearrangement of the business, any adjustment for the benefit of creditors, and filing against such party of any petition in Bankruptcy, insolvency or like proceedings, or the appointment of a receiver for the property or assets of such party.

8.  Notice.  Any notice required or permitted under this Agreement shall be deemed properly given at the time it is personally delivered or mailed, properly addressed and post-paid, to the following addresses:

1.	Employer:	HighCom Security, Inc.
2451 McMullen Booth Road, Suite 212
Clearwater, FL 33759

2.	Employee:	Michael J. Gordon
149 Brent Circle
Oldsmar, FL 34677

9.  Confidential Matters.  The Employee agrees that during Employee’s employment by the Employer and subsequent to the termination of Employee’s employment by the Employer for any reason whatsoever and with or without cause, Employee will not release or divulge any information relating to the Employer to any other person or persons without the prior express written consent of the Employer.  The Employee is aware and acknowledges that the Employee shall have access to confidential information by virtue of his employment and Employee agrees to keep that information confidential at all times.  The type of confidential information covered by this paragraph shall include, but is not limited to, any information obtained in transcribing any and all reports, any and all information contained in such reports, list(s) of clients of Employer, computer programs and/or software as amended by Employer’s trade secrets utilized by Employer and any information acquired by Employee during the course of training by Employer relating to methods and procedures to be applied while rendering services on Employer’s behalf to the Employer’s clients.  THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

10.  Non-Compete.

(a)  The Employee agrees that during Employee’s employment by the Employer and for an additional period of one (1) year from and after the expiration of this Agreement or the earlier termination of employment, subject to the provisions of paragraph 11 below, Employee will not compete directly or indirectly with the Employer and shall not either directly or indirectly have any ownership interest in, become a shareholder, director, officer or employee of or otherwise provide services to other clients Employer is now providing services for (a list of which can be obtained by requesting the same of Employer), pursuant to contract or otherwise.  In addition, Employee shall not solicit business from any of the above-referenced clients of Employer.

(b)  The prohibition contained in paragraph 10(a) is throughout the United States of America.  The parties agree that due to their executive capacities with Employer and due to the fact that Employer conducts business throughout the United States, such geographical limitation is appropriate.

(c)  If, at any time, a court of competent jurisdiction determines that either the time or area restrictions of this paragraph are invalid, the parties agree that the court may establish valid time and area restrictions and the parties agree to comply with these restrictions as established by the court of competent jurisdiction.  THESE PROVISIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

11.  Terms and Conditions of Non-Compete.

(a)   Employer and Employee agree that the Non-Compete contained in paragraph 10 (a), (b), and (c) above shall become null and void upon the occurrence of either of the following:

(i)  If the Employer files for protection under the Bankruptcy Code;

(ii) If the Employer ceases conducting active business operations or lacks the operating capital to meet monthly payroll;

(iii) If the Employer dissolves; or

(iv)  If a sale of the Employer’s common stock or equity is effected such that the current majority shareholder, namely 8464081 Canada Inc., or any affiliated entity or designee of 8464081 Canada Inc., ceases to be the largest single Shareholder of Employer.

(b) In the case of a voluntary resignation by Employee, the provisions of paragraph 10 (a), (b) and (c) shall remain in full force and effect.

(c)  In the case of a non-causal termination of Employee by Employer as that term is defined in paragraph 7 (a) above, Employer agrees to compensate Employee with up to one (1) year of total compensation as that term is defined below in this sub-section, within thirty (30) days from the date of termination.  The term compensation as used in this sub-section means the total compensation paid during the immediately preceding calendar year of the date of non-causal termination or the total compensation paid during the calendar year immediately preceding the past calendar year, whichever total compensation amount is greater. Therefore, in a non-causal involuntary termination of Employee by Employer, the non-compete as provided for in paragraph 10 (a), (b), and (c), is null and void.

(d)  In the case of a causal termination (due to productivity,  policy or personality differences and not due to conduct which would otherwise constitute larceny or the unauthorized taking of tangible or personal property of the Company) of Employee by Employer as that term is defined in paragraph 7 (b) above, the non-compete as provided for in paragraphs 10 (a), (b), and (c), shall be deemed null and void; however, there shall be two (2) month’s salary compensation paid following termination by Employer to Employee plus any wages which may be due, owing and vested during the period of employment.

12.  Injunction Without Bond.  Due to the nature of this Agreement and the services provided hereunder, the parties acknowledge that a breach of the covenants contained in Paragraphs 9, 10 and 11 of this Agreement will result in irreparable injury to Employer and the only appropriate remedy for such breach would be an injunction.  Thus, in the event there is a breach or threatened breach by the Employee of the provisions of Paragraphs 9, 10 and 11, the Employer shall be entitled to seek and obtain injunctive relief without the posting of a bond to restrain the Employee from disclosing in whole or in part any confidential matters or from rendering service to any person, firm, corporation, association or other entity, and the Employer will be entitled to reimbursement for all costs and expenses, including reasonable attorneys fees (both at the trial and appellate levels) in connection therewith.  THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

13.  Developments by Employee.  The Employee is aware and understands that during the terms of his employment by the Employer as set forth in this Agreement, that the Employee with the financial and other assistance which may be provided by the Employer may develop and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, and other trade secrets and formulas.  The Employee agrees that all such matters which may be developed or produced by Employee during his employment by the Employer is and will be the property of the Employer and that the Employee further agrees that Employee will, at the request of the Employer, execute such documents as the Employer may request to assign and transfer all of that property to the Employer.  The Employee will, at all times, fully advise and inform the Employer on all matters which the Employee may be developing or working on while employed by the Employer. The Employee further agrees that upon the expiration or earlier termination of Employee’s employment for any reason whatsoever (whether with or without cause) that Employee will immediately deliver and surrender to the Employer all materials of any nature, relating to the Employer in Employee’s possession including, but not limited to, all customer lists, price lists, manuals and all other material whatsoever furnished by Employee by the Employer or produced by Employee during his employment with the Employer.  THIS CLAUSE SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

14.  Severability.  If any provision of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by or in favor of any party or substantially increase the burden of any party to this Agreement, shall be held to be invalid or unenforceable to any extent, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

15.  Governing Law, Jurisdiction and Venue.  This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida, and venue of any action hereunder shall lie solely with the courts in and for Pinellas County, Florida, to which jurisdiction each of the parties agrees to submit for the purposes of any litigation involving this Agreement.

16.  Attorneys Fees and Costs.  In the event a dispute arises between the parties under this Agreement, other than under Paragraphs 9 and 10, and suit is instituted, the prevailing party shall be entitled to recover costs and attorney’s fees from the non-prevailing party.  As used in this Agreement, costs and attorney’s fees include any costs and attorney’s fees in any appellate proceeding.

17.  Miscellaneous.  The rights and duties of the parties are personal and may not be assigned or delegated without the express written consent of all other parties to this Agreement.  The captions used in this Agreement are solely for the convenience of the parties and are not used in construing this Agreement.   Time is of the essence of this Agreement.  The use of any gender shall be applicable to all genders.

18.  Typewritten or Handwritten Provisions.  Handwritten provisions inserted into this Agreement and typewritten provisions initialed by both parties shall control over any and all conflicting typewritten provisions.

19.  Complete Agreement.  This Agreement constitutes the complete agreement between the parties and incorporates all prior discussions, agreements and representations made in regard to the matters set forth here.  This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by the amendment, change or modification.

IN WITNESS, the parties have executed this Agreement as of the date first above written.

AS TO EMPLOYER:		HIGHCOM SECURITY, INC.

Witness
	By:	/s/ Michael L. Bundy
Witness		Its COO and President

AS TO EMPLOYEE:

Witness		/s/ Michael J. Gordon
Witness		Michael J. Gordon

EXHIBIT A

Salary Schedule: $125,000 annual plus 1.2% quarterly bonus on HighCom sales